Exhibit 99.1
Vanda Pharmaceuticals adds former U.S. Surgeon General,
Steven Galson, to its Board of Directors
ROCKVILLE, MD — July 1, 2010 — Vanda Pharmaceuticals Inc. (Nasdaq: VNDA), announced today that Dr. Steven Galson, former Acting U.S. Surgeon General, has joined Vanda’s Board of Directors.
“I would like to personally welcome Dr. Galson to our Board,” said Mihael H. Polymeropoulos, M.D., President and Chief Executive Officer of Vanda. “We are very fortunate to have a public health physician on our Board as we continue to develop and commercialize important treatments. Dr. Galson’s experience as the former Acting U.S. Surgeon General and Deputy Director and Director of the Center for Drug Evaluation and Research will add tremendous value to the Board,” Dr. Polymeropoulos added.
Currently, Dr. Galson is the Senior Vice President for the Civilian Health Operation at Science Applications International Corporation (SAIC). He has also held executive positions in the U.S. Environmental Protection Agency, U.S. Department of Energy, and the Centers for Disease Control and Prevention’s National Institute for Occupational Safety and Health. Dr. Galson graduated from the State University of New York at Stony Brook where he earned a Bachelor of Science degree in biochemistry. He later earned a Doctor of Medicine degree from the Mt. Sinai School of Medicine, and a Master of Public Health degree from the Harvard School of Public Health. A retired rear admiral from the U.S. Public Health Service Commissioned Corps, Dr. Galson is also board certified in general preventive medicine, public health, and occupational medicine.
About Vanda Pharmaceuticals Inc:
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage products for central nervous system disorders. For more on Vanda, please visit http://www.vandapharma.com.
Media/Investor Inquiries
Cristina Murphy
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